Exhibit - Filing Fees

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

HOPE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fees
Fees to Be Paid	$197,551,000	0.0001102	$21,770.12
Fees Previously Paid			—
Total Transaction Valuation (1)	$197,551,000		$21,770.12
Total Fees Due for Filing			—
Total Fees Previously Paid			—
Total Fee Offset			—
Net Fee Due			$21,770.12
____________________
(1) Calculated as the aggregate maximum repurchase amount for outstanding notes assuming all holders exercise their contractual put right.